Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
SAGA GROUP LIMITED,
AHL ACQUISITION CORP.
and
ALLIED HEALTHCARE INTERNATIONAL INC.
Dated as of July 28, 2011

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AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2011 (as it may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), by and among Saga Group Limited, a corporation organized under the laws of England and Wales (“Parent”), AHL Acquisition Corp., a New York corporation (“Acquisition Sub”), and Allied Healthcare International Inc., a New York corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved and adopted this Agreement and the transactions contemplated hereby, has determined that the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”), is advisable and is fair to and in the best interests of the Company and its stockholders; and
WHEREAS, the respective Boards of Directors of Parent and Acquisition Sub have each approved and adopted this Agreement and the Merger, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the “NYBCL”), Acquisition Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company, as the Surviving Corporation shall succeed to and assume all of the rights and obligations of Acquisition Sub in accordance with the NYBCL.
Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of those conditions), at the offices of Edwards Angell Palmer & Dodge LLP, 750 Lexington Avenue, New York, NY 10022, unless another time, date and/or place is agreed to by the parties hereto (the “Closing Date”).
Section 1.3 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”), to be prepared by Parent and the Company in such form as is required by and executed in accordance with the relevant provisions of the NYBCL, that shall be filed with the Department of State of the State of New York on the Closing Date. When used in this Agreement, the term “Effective Time” means the time of filing of the Certificate of Merger with the Department of State of the State of New York or such later time as is established by Parent and the Company and set forth in the Certificate of Merger.

ARTICLE II
EFFECTS OF THE MERGER
Section 2.1 Effects of the Merger. The Merger shall have the effects set forth in applicable provisions of the NYBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 2.2 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form of the Certificate of Incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law (subject to Section 5.5).
Section 2.3 Bylaws. At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, by Applicable Law or the Certificate of Incorporation of the Surviving Corporation.
Section 2.4 Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 2.5 Directors. From and after the Effective Time, the directors of Acquisition Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 2.6 Cancellation of Treasury Stock and Parent Owned Stock; Conversion of Common Stock Owned by the Company’s Subsidiaries. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of common stock of the Company, par value $.01 per share (the “Company Common Stock”), that is held by the Company as treasury stock or by a wholly owned Subsidiary of the Company, and (ii) each issued and outstanding share of Company Common Stock that is owned by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

Section 2.7 Merger Consideration for Company Common Stock. Subject to Section 2.10, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6) automatically shall be converted into the right to receive $3.90 in cash, without interest thereon (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) or of uncertificated shares of Company Common Stock held in book-entry form (the “Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or such Book-Entry Shares in accordance with Section 2.10.
Section 2.8 The Capital Stock of Acquisition Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.
Section 2.9 Option and SAR Consideration.
(a) Each Cash-Out Option shall be automatically cancelled and shall cease to exist as of the Effective Time, without the need for any further action on the part of the holder thereof, and shall be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the excess, if any of (A) the Merger Consideration over (B) the exercise price per share of the Company Common Stock subject to such Cash-Out Option and (ii) the total number of shares of Company Common Stock subject to the Cash-Out Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount so payable referred to as the “Option Consideration”), less such amounts are required to be withheld or deducted under the Code or any provision of U.S. state or local or foreign tax law with respect to making of such payment. In the event that the exercise price per share of the Company Common Stock subject to any Cash-Out Option is equal to or greater than the Merger Consideration, such Cash-Out Option shall be cancelled without payment therefore and have no further force and effect. At the Effective Time, each Company Option that is unvested, unexpired, unexercised and outstanding immediately prior to the Effective Time shall be cancelled and extinguished without the need for any further action on the part of the holder thereof.

(b) Each Company SAR (or portion thereof) that is issued, unexercised and outstanding as of immediately prior to the Effective Time and vested as of immediately prior to the Effective Time (including any portion of a Company SAR that vests as a result of the transactions contemplated by this Agreement) shall be automatically cancelled and shall cease to exist as of the Effective Time, without the need for any further action on the part of the holder thereof, and shall be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of the Company Common Stock subject to such Company SAR or portion thereof and (ii) the total number of shares of Company Common Stock subject to the Company SAR or portion thereof, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount so payable referred to as the “SAR Consideration”), less such amounts are required to be withheld or deducted under the Code or any provision of U.S. state or local or foreign tax law with respect to making of such payment. In the event that the exercise price per share of the Company Common Stock subject to any Company SAR Option is equal to or greater than the Merger Consideration, such Company SAR shall be cancelled without payment therefor and have no further force and effect. At the Effective Time, each Company SAR that is unvested, unexpired, unexercised and outstanding immediately prior to the Effective Time (and that does not vest as a result of the transactions contemplated by this Agreement) shall be cancelled and extinguished without the need for any further action on the part of the holder thereof.
(c) Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 2.9, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Company Incentive Plan as may be necessary, which actions shall not result in any additional liability to the Company, including pursuant to Sections 162(m), 280G and 409A of the Code.
Section 2.10 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration are as follows:
(a) Paying Agent. Prior to the Effective Time, a bank or trust company in the United States reasonably acceptable to the Company shall be designated by Parent to act as the Paying Agent (the “Paying Agent”) for payment of the Merger Consideration, the Option Consideration and the SAR Consideration.
(b) Deposit with Paying Agent. Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with the Paying Agent, to be held separate and apart from its other funds, in trust for the benefit of the holders of Company Common Stock, the Company Stock Options and Company SARs (other than holders of shares of Company Common Stock cancelled pursuant to Section 2.6) (each, a “Holder”), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration which all Holders of Company Common Stock are entitled to receive pursuant to this Article II, with instructions and authority to such Paying Agent to pay to each respective Holder thereof the Merger Consideration upon surrender of their respective Certificates or Book-Entry Shares as provided herein, and (ii) the aggregate Option Consideration and SAR Consideration payable pursuant to Sections 2.9(a) and 2.9(b) to Holders of Company Stock Options and Company SARs (such cash referred to in clauses (i) and (ii) above, the “Merger Fund”), with instructions and authority to such Paying Agent to pay to each respective Holder of Company Stock Options and Company SARs, as applicable, in accordance with this Article II. Except as provided in Sections 2.10(c), 2.10(d) and 2.10(e), any such deposit of funds shall be irrevocable.

(c) Exchange Procedures. As soon as practicable after (and in any event within three (3) Business Days after) the Effective Time, Parent shall cause the Paying Agent to mail (A) to each Holder of record, as of the Effective Time, of a Certificate or Certificates or of Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or book-entry transfer of Book-Entry Shares) to the Paying Agent and which shall be in the form and have such other customary provisions as Parent and the Company may specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration to be received by the Holder thereof pursuant to this Agreement, and (B) to each Holder of a Company Stock Option and/or Company SAR, as applicable, a check in an amount due and payable to such Holder pursuant to Section 2.9 hereof in respect of such Company Stock Option or Company SAR; provided that, in lieu of the payments contemplated by this clause (B), Parent and the Surviving Corporation may direct the Paying Agent to reimburse the Surviving Corporation (or its designees) for (but only to the extent of) any amounts actually paid by or on behalf of the Surviving Corporation to the Holders of Company Stock Options or Company SARs in respect of the consideration payable therefor. Upon surrender of a Certificate (or, in the case of Book-Entry Shares the receipt of an “agents message” by the Paying Agent, or such other evidence of transfer as the Paying Agent may reasonably request) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of Holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares, or for the benefit of Holders of Company Stock Options or Company SARs on the portion of the Option Consideration or SAR Consideration payable to such Holder with respect to any Company Stock Options or Company SARs, as applicable. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If Certificates or Book-Entry Shares are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration. All cash paid upon surrender of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration. Notwithstanding anything to the contrary in this Agreement, a holder of Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the consideration to which such Holder is entitled pursuant to this Article II in respect of such Book-Entry Shares.

(d) Termination of Merger Fund. Any portion of the Merger Fund deposited with the Paying Agent pursuant to this Section 2.10 and any interest received with respect thereto that remain undistributed to the Holders of the Certificates, Book-Entry Shares, Company Stock Options or Company SARs for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon, and in accordance with, any demand by the Surviving Corporation therefor, and any holders of Certificates, Book-Entry Shares, Company Stock Options or Company SARs who have not theretofore complied with this Section 2.10 shall be entitled to receive only from the Surviving Corporation payment, as general creditors thereof, of their claim for Merger Consideration, Option Consideration and SAR Consideration, as the case may be, to which such Holders may be entitled at such time, without interest thereon, subject to escheat and abandoned property and similar laws. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Company Common Stock for the Merger Consideration and the exchange of Company Stock Options and Company SARs for the Option Consideration and SAR Consideration, respectively.
(e) No Liability. None of the Company, Parent, Acquisition Sub, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any Merger Consideration, Option Consideration or SAR Consideration held in the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate, Company Stock Option or Company SAR shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate, Company Stock Option or Company SAR would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate, Company Stock Option or Company SAR shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Investment of Merger Fund. The Paying Agent shall invest the cash included in the Merger Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation; provided, that any such investment or any such payment of interest or other income may not delay the receipt by Holders of any Merger Consideration. If for any reason (including losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations of the Paying Agent hereunder, Parent shall promptly deposit additional cash into the Merger Fund in an amount equal to the deficiency in the amount of cash fully required to satisfy such payment obligations.
(g) Transferred Certificates; Transfer Taxes. If any Merger Consideration is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of a Certificate or of Book-Entry Shares or to any Holder of Company Stock Options or Company SARs such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing authority by Parent, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the Certificate or of Book-Entry Shares or to the Holder of Company Stock Options or Company SARs, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
(i) Lost, Stolen or Damaged Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Holder claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Holder of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.
(j) Dissenting Shares. In accordance with Section 910(a)(1)(iii) of the NYBCL, no appraisal rights shall be available to Holders of Company Common Stock in connection with the Merger.
(k) Further Action. After the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as set forth in the corresponding section of the Company Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections; (ii) as disclosed in the Company SEC Documents filed prior to the date of this Agreement or (iii) for events or matters expressly contemplated or permitted under this Agreement or any agreement contemplated hereby or thereby, the Company represents and warrants to Parent and Acquisition Sub as follows:
Section 3.1 Organization. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of their respective organization and have the requisite power and authority to carry on their respective businesses as now being conducted, except where any failures to be in good standing (with respect to jurisdictions that recognize that concept) or to have such power and authority have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified to do business and are in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, except where any failure to be so duly qualified and in good standing (with respect to jurisdictions that recognize that concept) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition Sub true and complete copies of the certificate of incorporation of the Company (the “Company Certificate of Incorporation”) and the bylaws of the Company (the “Company Bylaws”) and the charter and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date hereof.

Section 3.2 Authorization.
(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval) to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved by, the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval and the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, relating to or affecting the rights and remedies of creditors generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Bankruptcy and Equitable Remedies Exception”).
(b) The Company Board, by resolution duly adopted at a meeting duly called and held, subject to the terms and conditions set forth herein, (i) has approved and declared this Agreement and the Merger advisable and declared that the Merger is fair to and in the best interest of the Company and the Company’s stockholders, (ii) directed that this Agreement be submitted to the stockholders for their approval, and (iii) has resolved to recommend that the stockholders of the Company approve this Agreement and the Merger (collectively, the “Company Recommendation”), subject to the right of the Company Board to withdraw or modify the Company Recommendation as expressly provided for in Section 5.2. As of the date hereof, the Company Board has not rescinded, modified or withdrawn such resolutions in any way.

(c) Under Applicable Law and the Company Certificate of Incorporation, the affirmative vote of two-thirds of the votes represented by the shares of Company Common Stock outstanding on the record date, established by the Company Board in accordance with the Company Bylaws, Applicable Law and this Agreement, at the Special Meeting (the “Company Stockholder Approval”) is the only vote of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby.
Section 3.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and except for those filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the NYBCL, state blue sky, securities or takeover laws, Nasdaq Global Select Market requirements and the Irish Competition Act 2002, and subject, with respect to the consummation of the Merger, to obtaining the Company Stockholder Approval, the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the Company Certificate of Incorporation or the Company Bylaws or of the similar organizational documents of any Subsidiary thereof, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a Third Party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Company Material Contract or any Company Plan, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of the Company or any of its Subsidiaries or (iv) assuming compliance with the requirement described above, violate any Applicable Law to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, excluding from the foregoing clauses (ii) — (iv) such conflicts, requirements, obligations, defaults, failures, breaches, rights or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.4 Capitalization.
(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 80,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).
(b) (i) As of the date hereof, the issued and outstanding capital stock of the Company consisted of 43,571,251 shares of Company Common Stock, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;
(ii) As of the date hereof, no shares of Company Preferred Stock were issued and outstanding;
(iii) As of the date hereof, 2,149,733 shares of Company Common Stock were held in the treasury of the Company;

(iv) As of the date hereof, no Company Common Stock is owned by any of the Company’s Subsidiaries; and
(v) As of the date hereof, 3,122,534 shares of Company Common Stock were reserved for issuance as awards under the Company’s 2002 Stock Option Plan (the “Company Option Plan”) and 566,135 shares of Company Common Stock were reserved for issuance under the Company SAR Agreement.
Except as set forth in clauses (i)-(v) above, as of the date hereof, no shares of Company Common Stock or Company Preferred Stock were outstanding or reserved for issuance.
(c) Section 3.4(c) of the Company Disclosure Schedule sets forth a correct and complete list as of the date hereof of each outstanding option (collectively, the “Company Stock Options”) to purchase shares of Company Common Stock and each outstanding stock-settled stock appreciation rights (collectively, the “Company SARs”) issued under the Company Option Plan and Company SAR Agreement (collectively, the “Company Incentive Plans”), including the name of the holder, date of grant, exercise or base price, number of shares of Company Common Stock subject thereto, and whether the Company Stock Option or Company SAR is vested and exercisable.
(d) Except for the Company Stock Options and Company SARs specified in Section 3.4(c) of the Company Disclosure Schedule, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. There are no outstanding contractual obligations of the Company or any Subsidiary thereof to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary of the Company.
(e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
Section 3.5 Subsidiaries. Section 3.5 of the Company Disclosure Schedule sets forth a list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation, the number and type of outstanding equity securities and a list of the holders thereof. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens, and are validly issued, fully paid and nonassessable and free of preemptive rights and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary’s capital stock or equity interests, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock or other equity interests. Except for the capital stock and equity interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

Section 3.6 SEC Documents; Controls.
(a) The Company has filed or furnished, as applicable, with the SEC all reports, proxy statements, registration statements, forms and other documents required to be filed or furnished by it since September 30, 2010 (collectively, including any amendments, supplements, exhibits and schedules thereto and all documents incorporated by reference therein, and those documents that the Company files or furnishes after the date hereof, the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. As of their respective dates (or, if amended prior to the date hereof, as of the date of the last such amendment), none of the Company SEC Documents contained or, if not yet filed or furnished, will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (or, if amended prior to the date hereof, as of the date of the last such amendment), all of such Company SEC Documents complied or, if not yet filed or furnished, will comply in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date thereof. The Company is in compliance in all material respects with the applicable provisions of SOX. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Documents.
(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 of the Exchange Act) as required by Rule 13a-15 of the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate in order to allow timely decisions regarding required disclosure. The Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended September 30, 2010, and such assessment concluded that such controls were effective. Since September 30, 2010, any material change in internal control over financial reporting required to be disclosed in any Company SEC Documents has been so disclosed.

Section 3.7 Financial Statements; No Undisclosed Liabilities.
(a) The consolidated financial statements of the Company (including any notes and schedules thereto) included in or incorporated by reference into the Company SEC Documents (i) complied or will comply as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing thereof (except as may be indicated in the notes thereto), (ii) were prepared or will be prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) throughout the periods involved and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal and recurring year-end and audit adjustments as permitted by the rules and regulations of the SEC).
(b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheets (including the notes thereto) of the Company included in the Company SEC Documents or as otherwise disclosed in the Company SEC Documents, (ii) for liabilities and obligations incurred since March 31, 2011 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations permitted or contemplated by this Agreement or incurred in connection with this Agreement and the Merger, or (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet (including the footnotes thereof), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.8 Proxy Statement. Subject to the representations and warranties of Parent and Acquisition Sub in Section 4.4, the Proxy Statement will not, at the time of its mailing to the Company’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied in writing by Parent, Acquisition Sub or their respective Affiliates expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.
Section 3.9 Absence of Certain Changes, etc. Other than activities undertaken in connection with or arising out of this Agreement and the Merger, since March 31, 2011, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice. Since March 31, 2011, there has not been (i) a Company Material Adverse Effect nor have any events occurred that, either individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its Subsidiaries, (iii) any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company or any of its Subsidiaries, (iv) any material change in accounting methods, principles or practices by the Company, except for changes required by changes in GAAP, (v) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries not covered by insurance, (vi) any material amendment, extension or termination of any Company Plan, entry into a new Company Plan, any increase in the compensation payable to or to become payable to or the benefits provided to any current or former director, officer or employee, or any contribution to any Company Plan, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof or Applicable Law, or (vii) any loan or advance of money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries, other than (y) increases in salary or wages made to non-executive officers or employees in the ordinary course consistent with past practice, or (z) as described in the Company SEC Documents.

Section 3.10 Taxes. Except for such matters as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have filed on a timely basis all Tax Returns required to be filed and have paid on a timely basis all Taxes shown to be due on such Tax Returns, and where payment is not yet due, have made adequate provision for such Taxes in accordance with GAAP, (ii) all Tax Returns filed by the Company and each of its Subsidiaries are complete and accurate and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Federal income Taxes which waiver is currently in effect, (iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries, (v) all deficiencies asserted or assessments made in writing have been paid in full, (vi) no written claim has been made by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, (vii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due, (viii) neither the Company nor any of its Subsidiaries (A) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (B) has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company or any of its Subsidiaries during a prior period) other than the Company and its Subsidiaries, including liability under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, (x) the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (xi) neither the Company nor any of its Subsidiaries has any income or gain attributable to a transaction or an event (such as a change in accounting methods) occurring on or before the Closing Date that will result in a deferred reporting (such as installment reporting or reporting differences between book and Tax accounting) of income or gain after the Closing Date, (xii) neither the Company nor any of its Subsidiaries has taken any position on any federal income Tax Return that would require disclosure in order to avoid a substantial understatement penalty within the meaning of Section 6662 of the Code, or participated in any reportable transactions under Treasury Regulation Section 1.6011-4(b) and its predecessors (including any applicable administrative authority), (xiii) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, and (xiv) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

Section 3.11 Employee Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Schedule sets forth each material (i) “employee benefit plan” as such term is defined in section 3(3) of ERISA (including any multi employer plan within the meaning of Section 3(37) of ERISA), and (ii) employment, consulting, bonus, deferred compensation, fringe benefit, deal bonus, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention, change of control, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, policy, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary of the Company or any of their ERISA Affiliates for the benefit of any current or former employee or director of the Company or any Subsidiary of the Company or for which the Company or any Subsidiary of the Company has any present or future liability (collectively, the “Company Plans”) provided that any plan, program or arrangement that qualifies as a Foreign Benefit Plan as defined below shall be excluded from the definition of Company Plan for purposes of clauses (a), (b), (c) and (e) of this Section 3.11. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.
(b) With respect to each Company Plan, the Company has provided or made available to the Parent or their representative a complete and accurate copy of (i) such material Company Plan (or, to the extent no such copy exists, an accurate description thereof), (ii) the three most recent annual reports (Form 5500) filed with the IRS and attached schedules, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Plan and (iv) for the three most recent years, audited financial statements and actuarial valuations, and (v) the most recent IRS determination letter for each Company Plan intended to be qualified under Section 401(a) of the Code.
(c) Each Company Plan has been maintained and administered in all material respects with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. Each of the Company Plans intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, no circumstances exist nor any events have occurred that could reasonably be expected to adversely affect the qualified status of any such Company Plan. There are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any Company Plan or any trusts related thereto which could reasonably be expected to result in any liability to the Company or any of its Subsidiaries.

(d) Section 3.11(d) of the Company Disclosure Schedule sets forth a list of each compensation and benefit plan maintained or contributed to by the Company or any Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States for the benefit of employees who work outside of the United States (each a “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance, in all material respects, with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.
(e) No Company Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) subject to Title IV of ERISA.
(f) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or in connection with any subsequent event(s)), (i) constitute an event under any Company Plan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits; or (ii) result in the triggering or imposition of any restriction or limitation on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan.
Section 3.12 Environmental Matters. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and comply with all Environmental Permits required under such Environmental Laws to operate as they currently operate, and (ii) the operations of the Company and its Subsidiaries have not resulted in any contamination of any property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater or surface water) with any Hazardous Substance which contamination could reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries under any Environmental Law or result in costs to the Company or any of its Subsidiaries arising out of any Environmental Law. To the Knowledge of the Company, (x) no property currently or formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination could be reasonably likely to require remediation pursuant to any Environmental Law, (y) neither the Company nor any of its Subsidiaries has arranged for the treatment or disposal of any Hazardous Substance on any Third Party property undergoing cleanup pursuant to Environmental Laws, and (z) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in material violation of or subject to material liability under any Environmental Law, and there is no material basis for any such notice, demand, letter, claim or request for information. The Company has provided to the Acquiror Entities true and complete copies of all reports, studies, assessments, audits or other similar documents within the possession or control of the Company that address any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may affect the Company or any of its Subsidiaries in any material respect. Neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any Third Party relating to liability under any Environmental Law or relating to Hazardous Substances. This Section 3.12, Section 3.7 and Section 3.9 set forth the sole representations and warranties of the Company with respect to environmental matters, including all matters arising under Environmental Laws.

Section 3.13 Litigation; Compliance with Laws.
(a) There are no material actions, suits, litigations, arbitrations, proceedings or investigations pending or, to the Knowledge of the Company, threatened against, the Company or any Subsidiary of the Company or any of their respective assets or properties, nor, to the Knowledge of the Company, are there any material and undischarged judgments, orders, injunctions, writs, awards, settlements or decrees outstanding against the Company or its Subsidiaries or any of their respective assets or properties.
(b) To the Knowledge of the Company, since September 30, 2010, the Company, each of its Subsidiaries and their respective businesses have been in compliance in all material respects with, and not in violation in any material respect of, any Applicable Law. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that it has violated or is violating any Applicable Law, except for alleged violations that have been rectified or resolved or in respect of which there is no reasonable likelihood of material penalty or other materially adverse consequence. Each of the Company and its Subsidiaries has all certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except for those the absence of which have not had and would not reasonably be expected to interfere materially with the conduct of the Company’s or such Subsidiary’s business or to subject the Company or its Subsidiary to material fines or other material penalties. The Company and its Subsidiaries are, and since March 31, 2011 have been, in compliance with the terms of the Company Permits and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except for any such failures to be in compliance that would not reasonably be expected to interfere materially with the conduct of the Company’s or such Subsidiary’s business or to subject the Company or its Subsidiary to material fines or other material penalties.

Section 3.14 Intellectual Property. To the Knowledge of the Company, the Company or a Subsidiary thereof owns free and clear of all Liens (other than Permitted Liens) or has the defensible right to use, whether through ownership, licensing or otherwise, all material Intellectual Property used in the businesses of the Company and its Subsidiaries (“Company Intellectual Property”) in each case in the same form and substantially the same manner as such Company Intellectual Property is used in connection with such businesses as conducted on the date hereof. As of the date hereof, no material written claim of invalidity or conflicting ownership rights has been made or, to the Knowledge of the Company, threatened by a third party with respect to any Company Intellectual Property owned by the Company or a Subsidiary thereof (“Company-owned Intellectual Property”) and no Company-owned Intellectual Property is the subject of any material pending or, to the Knowledge of the Company, threatened action, suit, claim, investigation, arbitration or other proceeding challenging the Company’s ownership rights in such Company-owned Intellectual Property. Section 3.14(b) of the Company’s Disclosure Schedule sets forth a list of all material Company Registered Intellectual Property as of the date hereof and none of such listed registrations for any Company-owned Intellectual Property have been cancelled, abandoned or, to the Knowledge of the Company, adjudicated invalid. Within the three year period prior to the date hereof, no Person has given written notice to the Company or any Subsidiary thereof that the conduct of the Company’s or its Subsidiary’s business is infringing, violating, or misappropriating, or has materially infringed, violated, or misappropriated, any third party’s domestic or foreign rights in or to any Intellectual Property in any material respect. To the Knowledge of the Company, none of the Company-owned Intellectual Property has been or is currently being infringed, misappropriated or otherwise violated by any third party in any material respect. The Company and each Subsidiary thereof have taken reasonable measures to safeguard the confidentiality and value of all Company-owned Intellectual Property comprising material trade secrets or other confidential information. The execution, delivery and performance of this Agreement and each ancillary agreement by the Company and the consummation of the Transactions will not in any material respect (x) breach, violate or conflict with any material instrument or agreement concerning the Company’s or its Subsidiary’s use of any Company Intellectual Property, (y) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights in or to the Company Intellectual Property or (z) impair the right of Parent or the Surviving Corporation to (i) use any Company Intellectual Property and (ii) make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company-owned Intellectual Property, all in the same form and manner as the Company or its Subsidiary has prior to the date hereof.
Section 3.15 Material Contracts. None of the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) except for Contracts that are filed as exhibits to Company SEC Documents, (ii) limits or otherwise restricts the Company or any of its Subsidiaries from engaging or competing in any material line of business or in any geographic area or with any Person, or that requires referrals of business or provides for priority or exclusive status for any Person, (iii) would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, (iv) relates to the formation, creation, operation, management or control of any partnership or joint venture, (v) other than among wholly-owned Subsidiaries of the Company, relates to indebtedness (or the guarantee of indebtedness) for borrowed money, (vi) required payments by the Company and/or any Subsidiary thereof totaling more than £1,000,000 in calendar year 2010 or in consideration of goods or services valued at £100,000 or more per annum, or requires payments or consideration at or above such levels in 2011, or (viii) that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement. Each Contract of the type described in the first sentence of this Section 3.15 is referred to herein as a “Company Material Contract.” Subject to the Bankruptcy and Equitable Remedies Exception, each Company Material Contract is a valid and binding obligation of the Company (or, if a Subsidiary of the Company is a party, such Subsidiary) and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect, and the Company and each Subsidiary thereof have performed all obligations required to be performed by them to date under each Company Material Contract to which they are a party, except where the Company’s or its Subsidiary’s noncompliance or nonperformance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of or default under (nor does there exist any condition which with the passage of time or the giving of notice (or both) would cause such a violation of or default under) or has Knowledge of, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice (or both) would cause such a violation of or default under) any Company Material Contract, except for those violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, all of which are in full force and effect and, to the Company’s Knowledge, are valid and enforceable in accordance with their terms. Section 3.16 of the Company Disclosure Schedule contains a true and complete list of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance with their insurance policies, and are not in default under any of the material terms thereof.
Section 3.17 Real Estate; Assets. The Company and its Subsidiaries (a) have good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in and to, all properties and other assets which are, individually or in the aggregate, material to the business or financial condition of the Company and its Subsidiaries taken as a whole, free and clear of all Liens (except for Permitted Liens) and (b) have complied in all material respects with the terms of each lease of property that is material to the Company and its Subsidiaries, taken as a whole, except for defects in title or failure to comply, have not had and would not reasonably be excepted to have, individually or in the aggregate, a Company Material Adverse Effect. Such leases are in full force and effect (except for any scheduled expirations after the date hereof in accordance with the terms of such leases) and, subject to the Bankruptcy and Equitable Remedies Exception, are enforceable in accordance with their respective terms against the Company or its Subsidiary party thereto and, to the Knowledge of the Company, the other parties thereto, and as of the date hereof neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a material default with respect to any such lease.

Section 3.18 Labor and Employment. The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations which could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity of an alleged or actual violation of any such labor or employment laws, or of the intent of any Governmental Entity to conduct an investigation with respect to or relating to any such matters and, to the Knowledge of the Company, no such investigation is in progress. Since September 30, 2010, no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes have occurred or, to the Knowledge of the Company, threatened in writing, involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements, and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company.
Section 3.19 Opinion of Financial Advisors. The Company Board has received the oral opinion of Oppenheimer & Co. Inc. to the effect that, as of the date of such opinion and subject to the various assumptions and qualifications therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock and the Company will promptly provide a written copy of such opinion to Parent solely for information purposes following receipt thereof by the Company. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Acquisition Sub.
Section 3.20 Brokers. Except for Oppenheimer & Co. Inc., whose fees and expenses shall be paid by the Surviving Corporation in accordance with the Company’s agreement with such firm, which agreement has been previously disclosed to Parent, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
Section 3.21 State Takeover Statutes. Subject to the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 4.6, the Company Board has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Company Board) necessary to render the business combination provisions of the NYBCL inapplicable to the Merger, this Agreement and the transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States or similar charter or bylaw provisions are applicable to the Merger, this Agreement or the transactions contemplated hereby.
Section 3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, including any modification or qualification thereto included in the Company Disclosure Schedule, none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or its Subsidiaries makes any other express or implied representation or warranty with respect to the Company, any of the Company’s Subsidiaries or any information provided to Parent or Acquisition Sub with respect to the Company or any of the Company’s Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION SUB
Except (i) as set forth in the corresponding section of the Parent Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section of the Parent Disclosure Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections, and (ii) for events or matters expressly contemplated or permitted under this Agreement or any agreement contemplated hereby or thereby, each of Parent and Acquisition Sub (each, an “Acquiror Entity”) hereby jointly and severally represents and warrants to the Company as follows:
Section 4.1 Organization. Each Acquiror Entity is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted. Each Acquiror Entity is duly qualified to do business (with respect to jurisdictions that recognize that concept) and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where any failure to be so duly qualified, licensed and in good standing (with respect to jurisdictions that recognize that concept) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Entity Material Adverse Effect.
Section 4.2 Authorization. Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each Acquiror Entity and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings (such as approval by the stockholders or holders of any other securities of Parent) on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Agreement. Concurrently with the execution of this Agreement, Parent, as the sole stockholder of Acquisition Sub (either directly or indirectly through one or more wholly-owned Subsidiaries), is approving this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each Acquiror Entity and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to the Bankruptcy and Equitable Remedies Exception.

Section 4.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by each Acquiror Entity do not, and except for those filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the NYBCL, state blue sky, securities or takeover laws, stock exchange and Nasdaq Stock Market requirements and the Irish Competition Act 2002, the performance of this Agreement by each Acquiror Entity and the consummation by each Acquiror Entity of the transactions contemplated hereby will not (i) conflict with or result in a breach of any provision of the charter or bylaws (or equivalent documents in the relevant jurisdiction) of such Acquiror Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, vesting, amendment, cancellation or acceleration or impose on either of the Acquiror Entities any obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Contract to which any Acquiror Entity is a party or by which it or its assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of either Acquiror Entity or (iv) violate any Applicable Law to which such Acquiror Entity or any of its properties or assets is subject, excluding from the foregoing clauses (ii) — (iv) such conflicts, requirements, defaults, failures, breaches, rights or violations that have not had and would not reasonably be expected, individually or in the aggregate, to have an Acquiror Entity Material Adverse Effect.
Section 4.4 Proxy Statement. None of the information relating to the Acquiror Entities and supplied or to be supplied by either Acquiror Entity or its respective Affiliates specifically for inclusion in the Proxy Statement, at the time of its mailing to the Company’s stockholders and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by any Acquiror Entity with respect to statements made in the Proxy Statement, or otherwise, based upon information not supplied by an Acquiror Entity, including any information supplied by the Company or its Subsidiaries or their respective Affiliates.
Section 4.5 Capitalization; Operations. All of the issued and outstanding capital stock of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not and, prior to the Effective Time will not have, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.
Section 4.6 Ownership of Company Common Stock. Neither Acquiror Entity nor any of its respective “affiliates” or “associates” is the “beneficial owner” of any shares of Company Common Stock or any securities convertible into, exchangeable into or exercisable for shares of Company Common Stock, or is an “interested shareholder” of the Company (as such quoted terms are defined in Section 912 of the NYBCL). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.
Section 4.7 Financing. Parent and Acquisition Sub will have on the Closing Date, sufficient funds available to them in cash or under existing credit lines to finance the payment of the Merger Consideration and the Option Consideration as contemplated by this Agreement and to otherwise perform their obligations hereunder.

Section 4.8 Brokers. Except for Credit Suisse, whose fees and expenses shall be paid by Parent, no broker, finder or investment banker is entitled as a result of any action, agreement or commitment of the Acquiror Entities, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
Section 4.9 Litigation. As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Parent or Acquisition Sub, threatened against either Acquiror Entity, at law or in equity, that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Entity Material Adverse Effect.
Section 4.10 Absence of Arrangements with Management. Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.
Section 4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Parent nor Acquisition Sub nor any other Person on its behalf makes any other express or implied representation or warranty with respect to Parent or Acquisition Sub or any information provided to the Company or any of its Subsidiaries with respect to Parent or Acquisition Sub.
ARTICLE V
COVENANTS OF THE PARTIES
Section 5.1 Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, the Company agrees, and agrees to cause each of its Subsidiaries, except (i) as expressly permitted or required by any other provision of this Agreement, (ii) as required by Applicable Law, (iii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iv) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), as follows:
(a) Ordinary Course. The Company and each of its Subsidiaries shall in all material respects carry on their respective businesses in the usual, regular and ordinary course consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights, assets and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees.
(b) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures, except for (x) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan delivered to Parent prior to the date of this Agreement, during the period covered by such budget plan, or (y) capital expenditures after the period covered by such plan in an aggregate amount not to exceed £600,000 per quarter.

(c) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of the Company payable to the Company or to another wholly owned Subsidiary of the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for (A) transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (B) the acquisition of any Company Common Stock tendered by current or former employees or directors in order to pay Taxes or the exercise price in connection with the settlement of Company Stock Options or Company SARs under the terms or conditions of the Company Incentive Plans).
(d) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, grant, issue, pledge, dispose of, transfer, encumber, deliver or sell any shares of any class of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock, other than (i) the issuance of shares of Company Common Stock upon the exercise of options, stock appreciation rights or other rights therefor, (ii) the sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes or (iii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of the Company.
(e) Governing Documents; Mergers, Etc. The Company shall not, and shall not permit any of its Subsidiaries to, amend the Company Certificate of Incorporation, the Company Bylaws or the certificate of incorporation or bylaws (or comparable governing documents) of any of its Subsidiaries or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation.
(f) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire), in a single transaction or in a series of related transactions, any business, stock, other equity interest, debt securities or assets, other than transactions that involve solely the acquisition of assets in the ordinary course consistent with past practice.
(g) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer, lease, license or divest any assets (including capital stock of its Subsidiaries and Company-owned Intellectual Property), businesses or divisions, or grant any security interest in any assets, other than transactions that involve solely the disposition of assets in the ordinary course consistent with past practice or pursuant to contracts in existence on the date hereof.

(h) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, incur or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (i) for borrowings in the ordinary course of business consistent with past practice under the Company’s existing credit facilities and loan agreements, (ii) indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-Tax basis), and (iii) indebtedness and guarantees among the Company and its Subsidiaries.
(i) Compensation; Severance. Except as required or contemplated by existing written agreements or Company Plans, the Company shall not, and shall not permit any of its Subsidiaries to, (A) pay or commit to pay any retention, transaction bonus, severance or termination pay, (B) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment), (C) except as required by Applicable Law, make any material change (from the point of view of the relevant employee or category of employees) in the terms or conditions of employment, working practices or agreements relating to such terms, conditions or practices; (D) except in the ordinary course of business consistent with past practice or as required by Applicable Law, increase or commit to increase in any material respect the compensation or other benefits payable to the Company’s or its Subsidiaries’ directors or officers, (E) adopt or make any commitment to adopt any additional employee benefit plan or other arrangement that would be a Company Plan if it were in existence on the date of this Agreement, (F) make any contribution to any Company Plan, other than (1) regularly scheduled contributions and (2) contributions required pursuant to the terms thereof or Applicable Law, (G) amend or extend (or make any commitments to amend or extend or terminate) any Company Plan, except for amendments required by Applicable Law or to avoid adverse tax consequences under Section 409A of the Code, or (H) loan or advance any money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries.
(j) Accounting Methods; Tax Matters. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of accounting or accounting practices as in effect on the date hereof, except for any such change as required by GAAP, SEC rule or policy, or other Applicable Law, (ii) change its fiscal year, (iii) with respect to Taxes, make, change or revoke any material Tax election, file any material amended Tax Return, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or surrender any material right to claim a refund of Taxes (except in each case in respect of Taxes for which reserves have been established in the Company’s financial statements, or (iv) prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any accounting method that is materially inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar Tax Returns in prior periods.

(k) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or restrain the Company or any of its Subsidiaries or any of their respective Affiliates or successors, or that would, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective Affiliates or successors, from engaging or competing in any business or in any geographic area or location.
(l) Maintenance of Insurance. The Company shall, and shall cause its Subsidiaries to, maintain in effect all existing insurance coverage and, if any such insurance will (by its terms or otherwise) terminate prior to the Closing Date either extend or renew such coverage or arrange equivalent insurance coverage in accordance with past practice.
(m) Certain Prohibited Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(k) of this Section 5.1, except as otherwise expressly permitted by this Agreement.
Section 5.2 Stockholders’ Meeting; Proxy Material.
(a) As promptly as is reasonably practicable following the date of this Agreement, the Company shall prepare a preliminary proxy statement relating to the approval of the Merger by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”), which shall, subject to Section 5.2(d), include the Company Recommendation. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Company Proxy Statement with the SEC. Parent and Acquisition Sub will timely supply the Company with such Acquiror Entity Information as is required or desirable to be included in the Proxy Statement, it being understood that the Company will not include any Acquiror Entity Information not supplied or approved by Parent (which approval will not be unreasonably withhold or delayed). The Company will use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.
(b) The Company shall as promptly as is reasonably practicable notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent and Acquisition Sub with a reasonable opportunity to review and comment on each amendment or supplement to the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

(c) Following the clearance of the Proxy Statement with the SEC, and subject to the other provisions of this Agreement (including Section 5.2(d)), the Company, acting through the Company Board and in accordance with Applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules of the Nasdaq Stock Market, shall use its commercially reasonable efforts to duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall use its commercially reasonable efforts to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Special Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Meeting, or (iv) if the Company has provided a Notice of Superior Proposal contemplated by Section 5.2(d)(C)(ii), during the five Business Day period contemplated thereby.
(d) Except as provided in this Section 5.2(d), the Company Board shall neither withdraw, modify or change, nor resolve to withdraw, modify or change, in any manner adverse to Parent or Acquisition Sub, the Company Recommendation, nor take any other action or make any other public statement in connection with the Special Meeting inconsistent with such recommendation (any of the foregoing, a “Change in Recommendation”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Company Board may determine (i) to effect a Change in Recommendation and (ii) not to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger, if (A) the Company has complied in all material respects with its obligations under Section 5.4, (B) the Company Board has determined in good faith, after consultation with its independent outside legal and financial advisors, that failure to take such action would result in a violation of its fiduciary responsibilities to the Company’s stockholders under Applicable Law and (C) if the Company Board intends to effect a Change in Recommendation following and as a result of an Acquisition Proposal, (i) the Company Board has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company Board has provided five Business Days’ prior written notice (a “Notice of Superior Proposal”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), (iii) during such five Business Day period, if requested by Parent, the Company has engaged in and has caused its legal and financial advisors to engage in good faith negotiations with Parent (to the extent Parent desires to negotiate) to amend this Agreement in such a manner that the Acquisition Proposal which was determined to constitute a Superior Proposal is no longer a Superior Proposal and (iv) at the end of such five Business Day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal, as a result of the negotiations required by clause (iii) or otherwise).

Section 5.3 Access to Information; Control. Between the date of this Agreement and the Closing Date, the Company shall (a) give Parent, Acquisition Sub, and its and their respective counsel, financial advisors, auditors and other authorized representatives (collectively, “Acquiror’s Representatives”) reasonable access during normal business hours to the offices, properties, Contracts, books and records (including Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (b) furnish to Acquiror’s Representatives such financial and operating data and other information (including Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Parent and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not violate Applicable Laws. Prior to the Effective Time, any information relating to the Company or its Subsidiaries made available pursuant to this Section 5.3, shall be subject to the provisions of the Confidentiality Agreement. Prior to the Effective Time, neither Parent nor Acquisition Sub shall, and Parent and Acquisition Sub shall cause each of the Acquiror’s Representatives not to, use any information acquired pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.
Section 5.4 No Solicitation.
(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, none of the Company, any of its Subsidiaries or any of their respective directors or officers shall (whether directly or indirectly through officers, directors, employees, Affiliates, advisors, representatives, agents or other intermediaries), and the Company shall direct and use commercially reasonable efforts to cause its and its Subsidiaries’ respective officers, directors, employees, Affiliates, advisors, representatives or other agents of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal or transaction that constitutes an Acquisition Proposal, (ii) enter into, participate and/or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person relating to, or who has made or disclosed to the Company that it is contemplating making, an Acquisition Proposal or (iii) accept or recommend an Acquisition Proposal or enter into any agreement, letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement to the extent expressly provided in the following sentence), providing for or relating to an Acquisition Proposal or enter into any agreement, letter of intent or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person other than Parent (except for any portion of any such standstill or similar obligation that restricts the ability of a person to communicate an Acquisition Proposal to the Company Board) or (v) agree or publicly propose to do any of the foregoing. Notwithstanding the previous sentence, if at any time prior to the adoption of this Agreement by the Company’s stockholders at the Special Meeting, (x) the Company complies with Section 5.4(b) but receives an Acquisition Proposal from a Third Party and (y) the Company Board determines in good faith, after consultation with its independent outside legal and financial advisors, that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, then the Company may take any of the actions described in clause (ii) of the previous sentence to the extent that the Company Board concludes in good faith, after consultation with its independent outside legal and financial advisors, that failure to take such actions would result in a violation of its fiduciary responsibilities to the Company’s stockholders under Applicable Law; provided, that following receipt of an Acquisition Proposal, the Company and its representatives may contact the party submitting such Acquisition Proposal in order to clarify and understand the terms and conditions of such proposal so as to determine whether such Acquisition Proposal constitutes or would possibly be likely to lead to a Superior Proposal or to direct such Person to this Agreement; provided further that the Company (A) will promptly, and in any event within two (2) Business Days, provide notice to Parent of any determination to take any such action, (B) will not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement with such Person and (C) will promptly provide to Parent and Acquisition Sub any non-public information concerning the Company or any of its Subsidiaries provided to such other Person which was not previously provided to Parent and Acquisition Sub.
(b) As of the date of this Agreement, the Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person and any other activities conducted heretofore with respect to any Acquisition Proposal and, subject to the other provisions of this Section 5.4, will use its commercially reasonable efforts to enforce any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (except for any portion of any such confidentiality, standstill or similar agreement that restricts the ability of a person to communicate an Acquisition Proposal to the Company Board), including by requesting the prompt return or destruction of all confidential information previously furnished. Without limiting the Company’s obligations under Section 5.4(a), the Company will promptly (within one Business Day) following the receipt of any Acquisition Proposal advise Parent of the substance thereof (including the identity of the Person making, and the terms and conditions of, such Acquisition Proposal) and will keep Parent apprised of any related developments, discussions and negotiations on a current basis (and in any event with 48 hours of the occurrence of such developments, discussions or negotiations).
(c) Nothing contained in this Agreement, including in this Section 5.4, shall prohibit the Company or the Company Board, directly or indirectly through advisors, agents or other intermediaries, from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under Applicable Law or would constitute a violation of Applicable Law. It is understood and agreed that, for purposes of this Agreement (including Article VII), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Company Board, shall not constitute a Change of Recommendation or an approval or recommendation with respect to any Acquisition Proposal.

Section 5.5 Director and Officer Liability.
(a) Parent shall cause the Surviving Corporation and its Subsidiaries to honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors or officers of the Company and its Subsidiaries, in their capacity as such (the “Indemnitees”) as provided in their respective charters (or similar constitutive documents) or bylaws, by all Applicable Laws, or in any indemnification agreement set forth in Section 5.5 of the Company Disclosure Schedule, and all such rights shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by Applicable Law or any Indemnitee affected thereby otherwise consents in writing thereto.
(b) In furtherance of, and not in limitation of the foregoing, the Company shall indemnify and hold harmless, and after the Effective Time Parent shall cause the Surviving Corporation to indemnify and hold harmless, each Indemnitee as and to the extent provided in Section 8.2 of the Company’s Amended and Restated By-laws, as in effect on the date of this Agreement, as if such Section 8.2 were restated herein, mutatis mutandis.
(c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time committed by directors or officers of the Company in their capacity as such, covering each director and officer of the Company serving as such immediately prior to the Effective Time and covered immediately prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy maintained by the Company and in effect as of the date hereof, on terms with respect to coverage and amount not materially less favorable in the aggregate than those of the policy in effect on the date hereof, so long as the Surviving Corporation is not required to pay an annual premium in excess of 300% of the last annual payment paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If the Surviving Corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, it shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. At the Company’s option, the Company may purchase at or prior to the Effective Time, a six-year “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of officers’ and directors’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated by this Agreement; provided, that the premium for any such “tail” policy shall not be in excess of 300% of the last annual payment made by the Company for such insurance prior to the date hereof in respect of the coverage required to be obtained pursuant hereto. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.5(c) and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) This Section 5.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.
(e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) dissolves or liquidates, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the transferee of its assets upon dissolution or liquidation shall assume the obligations set forth in this Section 5.5. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any assets in a manner that would reasonably be expected to render the Surviving Corporation or its successor unable to satisfy its obligations hereunder.
Section 5.6 Certain Filings.
(a) Subject to the terms and conditions of this Agreement, each of Parent, Acquisition Sub and the Company shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, Parent, Acquisition Sub and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any non-governmental Third Parties to any Company Material Contracts, in connection with the consummation of the transactions contemplated hereby and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the Company and the Parent shall make such filings with the Competition Authority as may be required under the Irish Competition Act 2002. Subject to Section 5.6(c), each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from Governmental Entities, to obtain any clearance, waiver, approval or authorization that is necessary to enable the parties to consummate the transactions contemplated hereby as soon as practicable after the date hereof.

(b) Subject to Section 5.6(c), (i) the Company, Parent and Acquisition Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby, the Company, Parent and Acquisition Sub shall each cooperate with the other parties and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal. For purposes of Section 5.6(a) and clause (i) of this Section 5.6(b), “reasonable best efforts” in relation to any approvals or consents required under the Irish Competition Act 2002 shall include agreeing to such undertakings, agreements, divestitures or other actions as are reasonably requested by the Competition Authority or that are required to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding under the Irish Competition Act 2002 that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the outside date specified in the proviso to Section 7.1(b), or to obtain the consent, clearance, waiver or authorization of the Competition Authority without which the Closing would be prevented or delayed beyond the outside date specified in the proviso to Section 7.1(b); provided, that such undertakings, agreements, divestitures and/or other actions would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.
(c) Each of the Company, Parent and Acquisition Sub shall (i) subject to any restrictions under any Applicable Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission, the Antitrust Division of the Department of Justice and the Competition Authority) with respect to this Agreement and the transactions and other agreements contemplated hereby, (ii) subject to any restrictions under any Applicable Law, use reasonable best efforts to consult with the other party in advance of any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby, (iii) subject to any restrictions under any Applicable Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) received by it, its Affiliates and their respective representatives from any Governmental Entity or members of its staff with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.

(d) Third Party Consents. Between the date hereof and the Effective Time, the Company shall use commercially reasonable efforts to obtain the third party consents set forth in Section 3.3 of the Company Disclosure Schedule.
Section 5.7 Public Announcements. None of the Company, Parent, Acquisition Sub, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required, based upon the advice of outside counsel, by Applicable Law or by any listing agreement with, or the rules and regulations of, the Nasdaq Stock Market and after such prior notice to the other parties hereto as is practicable under the circumstances.
Section 5.8 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent and Acquisition Sub shall use reasonable best efforts to take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
Section 5.9 Certain Notifications. Between the date hereof and the Effective Time, the Company shall promptly notify Parent and Acquisition Sub of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the failure to obtain such consent would reasonably be expected to have a Company Material Adverse Effect, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby and (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, Parent and Acquisition Sub shall promptly notify the Company of any action, suit, charge, complaint, grievance or proceeding commenced or, to the Knowledge of Parent, threatened against Parent or Acquisition Sub which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.
Section 5.10 Employees and Employee Benefit Plans.
(a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide, or cause to be provided to, all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the “Affected Employees”) compensation, salary, wages, cash incentive opportunities, severance, medical, retirement and other employee benefit plans, programs and arrangements (excluding equity- based compensation) that are comparable, in the aggregate, to the compensation, salary, wages, cash incentive opportunities, severance, medical, retirement and other written employee benefit plans, programs and arrangements (excluding equity-based compensation) provided to such Affected Employees immediately prior to the Closing, as such plans, programs and arrangements are disclosed to the Parent pursuant to Section 3.11. Parent acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Incentive Plans and the Company Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(b) If and to the extent that Affected Employees are after the Closing Date transferred to the Parent or Subsidiaries of the Parent other than the Surviving Corporation and its Subsidiaries, the Parent will give or cause its relevant Subsidiary to give the Affected Employees full credit for purposes of eligibility to participate, vesting and benefit accrual (other than benefit accrual under any defined benefit pension plan) under the employee benefit plans and arrangements maintained by Parent or any of its Subsidiaries in which such Affected Employees participate for such Affected Employees’ service with the Company or any Subsidiary of the Company or any of their respective predecessors (to the extent such service was credited under the analogous predecessor plan), except to the extent such credit would result in an unintended duplication of benefits.
(c) The provisions of this Section 5.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.10) under or by reason of any provision of this Agreement. Nothing in this Agreement, express or implied, shall affect the right of Parent (or after the Effective Time, the Surviving Corporation or its Subsidiaries) to terminate the employment of its employees, including any Affected Employee. Nothing in this Agreement shall be construed to grant any employee a right to continued employment by the Parent, the Company, Surviving Corporation or any of their respective Subsidiaries. Nothing contained in this Agreement, express or implied, shall constitute an amendment to any Company Plan.
Section 5.11 Conduct of the Business of Acquiror Entities. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, Parent and Acquisition Sub shall not, and shall not permit any of their respective Subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) that would reasonably be expected to result in, individually or in the aggregate, an Acquiror Entity Material Adverse Effect.
Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq Stock Market and terminate registration of the Company Common Stock under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Company, Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:
(a) The Company Stockholder Approval shall have been obtained at the Special Meeting.
(b) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger, and no Governmental Entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of the Merger.
(c) To the extent that the Merger constitutes a “merger or acquisition” that is mandatorily notifiable to the Competition Authority under Part 3 of the Irish Competition Act 2002, one of the following shall have occurred:
(i)	the Competition Authority informing the parties that it has determined under Section 21(2)(a) or Section 22(3)(a) of the Irish Competition Act 2002 that the Merger may be put into effect; or
(ii)	the period specified in Section 21(2) of the Irish Competition Act 2002 (as may be extended under Section 21(4) of such Act) having elapsed without the Competition Authority having informed the parties of the determination (if any) which it has made under Section 21(2) of the Irish Competition Act 2002.
Section 6.2 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver by the Company at or prior to the Effective Time of each of the following conditions:
(a) The representations and warranties of Parent and Acquisition Sub set forth in Article IV of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, in each case in all material respects, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes contemplated by this Agreement; provided further that the representations and warranties of Parent and Acquisition Sub in Section 4.7 shall be true and correct in all respects.

(b) Parent and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Effective Time pursuant to the terms hereof.
(c) The Company shall have received certificates signed on behalf of Parent and Acquisition Sub by an executive officer of each of Parent and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
Section 6.3 Conditions to Parent’s and Acquisition Sub’s Obligations to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Applicable Law, the waiver by Parent at or prior to the Effective Time of each of the following conditions:
(a) The representations and warranties of the Company set forth in Sections 3.2, 3.3, 3.4, 3.9(a)(i)-(iii) and 3.19 of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes contemplated by this Agreement). All other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes contemplated by this Agreement), unless the failure of all such representations and warranties to be so true and correct, individually or in the aggregate, and excluding for this purpose any materiality or Company Material Adverse Effect qualifications therein, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.
(c) Parent and Acquisition Sub shall have received certificates signed on behalf of the Company by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
Section 6.4 Frustration of Closing Conditions. Neither the Company, Parent nor Acquisition Sub may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to satisfy such conditions and consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE VII
TERMINATION
Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval, by action taken by the Board of Directors of the terminating party or parties:
(a) by mutual written consent of Parent and the Company;
(b) by the Company or Parent if the Closing shall not have occurred on or before December 31, 2011 (the “Termination Date”); provided, that if the only reason for the parties’ failure to consummate the Closing on or before such date shall be the failure to have satisfied Section 6.1(c) of this Agreement, then the Termination Date shall be extended to February 29, 2012; provided further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;
(c) by the Company or Parent if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable;
(d) by the Company or Parent if the Special Meeting (including any adjournment or postponement thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;
(e) by the Company, if the Company Board has effected a Change in Recommendation following receipt of a Superior Proposal in accordance with the requirements of Section 5.2(d) and the Company has paid the Termination Fee;
(f) by Parent, if (i) the Company Board or any committee thereof shall have failed to make the Company Recommendation or effected a Change in Recommendation, (ii) the Company Board or any committee thereof shall have determined any Acquisition Proposal is a Superior Proposal, or (iii) the Company shall have materially breached the terms of Section 5.4 in any respect adverse to Parent.
(g) by the Company, provided that it is not then in material breach of its obligations under this Agreement, if there is a breach by Parent or Acquisition Sub of any of their representations, warranties, covenants or agreements contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by Parent or Acquisition Sub, as the case may be, of written notice from the Company of such breach; or

(h) by Parent, provided that neither Parent nor Acquisition Sub is then in material breach of its obligations under this Agreement, if there is a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by the Company of written notice from Parent and Acquisition Sub of such breach.
The party desiring to terminate this Agreement shall give written notice of such termination to the other party.
Section 7.2 Effect of Termination. If this Agreement is validly terminated by either the Company or Parent as provided in Section 7.1, there shall be no further liability or obligation on the part of any of the Company, Parent or Acquisition Sub or their respective officers, directors, stockholders, members, partners, employees, Affiliates, agents or other representatives, except that (i) Section 3.20, Section 4.8, Section 5.7, Article VII, Article VIII and the Confidentiality Agreement shall survive the termination of this Agreement and remain enforceable thereafter, and (ii) subject to Section 7.3, nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any breach of this Agreement prior to its termination.
Section 7.3 Fees and Expenses.
(a) The Company agrees to pay Parent the sum of $5,200,000 (the “Termination Fee”) if (i) this Agreement is terminated by the Company pursuant to Section 7.1(e), or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(f), such payment to be made concurrently with the termination of this Agreement by the Company in the case of clause (i), or within three (3) Business Days after termination of this Agreement by Parent in the case of clause (ii).
(b) If (i) this Agreement is terminated by either the Company or Parent (x) pursuant to Section 7.1(b) without a vote of the stockholders of the Company with respect to the adoption of this Agreement at the Special Meeting having occurred or (y) pursuant to Section 7.1(d), (ii) on or before the date of any such termination, a bona fide Acquisition Proposal was publicly announced, disclosed or otherwise communicated to the Company Board and such Acquisition Proposal was not publicly withdrawn prior to such termination (or prior to the Special Meeting with respect to a termination pursuant to Section 7.1(d)), and (iii) within six months after such termination the Company or any of its Subsidiaries enters into a definitive agreement in respect of or consummates any Acquisition Proposal, then the Company shall pay to Parent (or its designees) the Termination Fee on the date of such consummation. For the purpose of this clause (b), all references in the definition of Acquisition Proposal to “twenty percent (20%)” shall instead be read to refer to “fifty percent (50%)”.
(c) For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by Parent. Any such payment shall be net of any amounts as may be required to be deducted or withheld therefrom in respect of applicable Taxes.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather represents liquidated damages in a reasonable amount that will compensate Parent and Acquisition Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is paid as a result of a termination of this Agreement, Parent’s right to receive payment of the Termination Fee pursuant to this Section 7.3 shall be the sole and exclusive remedy of Parent, Acquisition Sub and their respective Affiliates, if applicable for (A) the loss suffered as a result of the failure of the Merger to be consummated and (B) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated by this Agreement, and upon payment of the Termination Fee in accordance with this Section 7.3, none of the Company or any of its respective stockholders, directors, officers, agents or Affiliates, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
(e) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.1 and shall be equally applicable to both singular and plural forms. Any agreement referred to below means such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions no less favorable to the Company than the Confidentiality Agreement.
“Acquiror Entity” has the meaning set forth in the first sentence of Article IV.
“Acquisition Entity Information” means information included in the Proxy Statement relating to any Acquiror Entity or its directors, officers, advisors or representatives.
“Acquiror Entity Material Adverse Effect” means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations or results of operations of the Acquiror Entities taken as a whole or that would be reasonably expected to prevent, materially delay or materially impede the ability of any Acquiror Entity to consummate the Merger or other transactions contemplated hereby.

“Acquiror’s Representatives” has the meaning set forth in Section 5.3.
“Acquisition Proposal” means any offer or proposal, including any offer or proposal from or to the Company’s stockholders, made by any Person or group (within the meaning of Rule 13d-5 of the Exchange Act) other than Parent or its Subsidiaries and/or any of their respective Affiliates regarding (i) a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company and/or any Subsidiary or Subsidiaries of the Company whose business or businesses constitute twenty percent (20%) or more of the assets, revenues or earnings of the Company and its Subsidiaries, taken as a whole, (ii) the acquisition of assets of the Company and/or its Subsidiaries equal to twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (iii) acquisition of beneficial ownership (as defined under section 13(d) of the Exchange Act) of equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company or tender offer or exchange offer that, if consummated, would result in any Person or group (within the meaning of Rule 13d-5 of the Exchange Act) beneficially owning equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company.
“Acquisition Sub” has the meaning set forth in the introductory paragraph of this Agreement.
“Affected Employees” has the meaning set forth in Section 5.10(a).
“Affiliate” has the meaning as defined in Rule 12b-2 under the Exchange Act.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Applicable Law” means all applicable laws, statutes, orders, ordinances, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions, writs, decrees or orders entered, by any Governmental Entity.
“Bankruptcy and Equitable Remedies Exception” has the meaning set forth in Section 3.2(a).
“Book-Entry Shares” has the meaning set forth in Section 2.7.
“Business Day” means any day on which banks are not required or authorized to close in the City of New York.
“Cash-Out Option” means that portion of a Company Stock Option that is issued, unexercised and outstanding as of immediately prior to the Effective Time and vested as of immediately prior to the Effective Time (including any portion of a Company Stock Option that is vested as a result of the transactions contemplated by this Agreement) under the terms of an agreement with the Company governing such Company Stock Option.

“Certificate” has the meaning set forth in Section 2.7.
“Certificate of Merger” has the meaning set forth in Section 1.3.
“Change in Recommendation” has the meaning set forth in Section 5.2(d).
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Board” has the meaning set forth in the first recital of this Agreement.
“Company Bylaws” has the meaning set forth in Section 3.1.
“Company Certificate of Incorporation” has the meaning set forth in Section 3.1.
“Company Common Stock” has the meaning set forth in Section 2.6.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent dated the date hereof.
“Company Incentive Plans” has the meaning set forth in Section 3.4(c).
“Company Intellectual Property” has the meaning set forth in Section 3.14.
“Company Leased Property” has the meaning set forth in Section 3.17(a).
“Company Material Adverse Effect” means any effect, circumstance, change or development that, individually or in the aggregate with other effects, circumstances, changes or developments, (x) is material and adverse to the financial condition, business operations or results of operations of the Company and its Subsidiaries taken as a whole, or (y) that would be reasonably expected to adversely affect the ability of the Company to timely consummate the Merger or other transactions contemplated hereby; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Company Material Adverse Effect” pursuant to the preceding clause (x): (i) the announcement of the execution of this Agreement, or the performance of obligations under this Agreement, and/or any action or inaction taken at the direction of Parent, (ii) factors affecting the economy or financial markets as a whole or generally affecting the industries in which the Company participates, except to the extent such changes negatively affect the Company in a disproportionate manner as compared to comparable participants in the Company’s industry, (iii) failure to meet internal or analyst financial forecasts, guidance or milestones, (iv) any change in the market price or trading volume of the Company Common Stock after the date hereof, (v) any change in GAAP or in international accounting standards that the Company is required to adopt, or (vi) changes in generally applicable laws, rules, regulations or administrative policies, or published interpretations thereof, except to the extent such changes negatively affect the Company in a disproportionate manner as compared to comparable participants in the Company’s industry.

“Company Material Contract” has the meaning set forth in Section 3.15.
“Company Option Plan” has the meaning set forth in Section 3.4(b)(v).
“Company-owned Intellectual Property” has the meaning set forth in Section 3.14.
“Company Permits” has the meaning set forth in Section 3.13(b).
“Company Plans” has the meaning set forth in Section 3.11(a).
“Company Preferred Stock” has the meaning set forth in Section 3.4(a).
“Company Real Property” has the meaning set forth in Section 3.17(a).
“Company Recommendation” has the meaning set forth in Section 3.2(b).
“Company Registered Intellectual Property” means all Intellectual Property that is the subject of a pending application or an issued patent, trademark, copyright, design right, Domain Name, or other similar registration formalizing exclusive rights and that are owned by, or registered or currently applied for under the name of, the Company or a Subsidiary thereof.
“Company SARs” has the meaning set forth in Section 3.4(c).
“Company SAR Agreement” means the Allied Healthcare International Inc. Stock Appreciation Rights Agreement dated April 21, 2009, by and between the Company and Alexander Young.
“Company SEC Documents” has the meaning set forth in Section 3.6(a).
“Company Stock Options” has the meaning set forth in Section 3.4(c).
“Company Stockholder Approval” has the meaning set forth in Section 3.2(c).
“Competition Authority” means the Competition Authority of the Republic of Ireland, as established under section 10 of the Irish Competition Act 1991 and as continued in being under section 29 of the Irish Competition Act 2002.
“Confidentiality Agreement” means the Confidentiality Agreement dated as of August 27, 2010 by and between Saga Independent Company Limited and the Company.
“Contract” means any written or oral agreement, contract, commitment, understanding, lease, license, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation, in each case whether written or oral.
“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law, legally binding agency requirement or other legally enforceable requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.
“Environmental Permits” means any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorization issued under or pursuant to any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.11(a).
“Exchange Act” means the Securities Exchange Act of 1934.
“Foreign Benefit Plans” has the meaning set forth in Section 3.11(d).
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any domestic, or foreign, supranational, national, federal, state or local governmental authority or any court, arbitrator, agency, commission, stock exchange or interdealer quotation system, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.
“Hazardous Substance” means (i) any substance that is listed, classified, regulated or for which liability may be imposed pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive material or radon and (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
“Holder” has the meaning set forth in Section 2.10(b).
“Indemnitees” has the meaning set forth in Section 5.5(a).
“Intellectual Property” means any or all of the following: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and inventions; (ii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto including moral and economic rights of authors and inventors, however denominated; (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and (v) trade secrets (including trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), know-how, and non-public business and technical, and other confidential information.

“IRS” means the Internal Revenue Service.
“Knowledge” means the actual knowledge, without inquiry, of (i) with respect to the Company, the executive officers of the Company identified on Section 8.1 of the Company Disclosure Schedule and (ii) with respect to Parent, the executive officers of Parent identified on Section 8.1 of the Parent Disclosure Schedule.
“Liens” means any mortgages, pledges, claims, liens, charges, encumbrances, easements, servitudes, restrictive covenants, options, rights of first refusal, transfer restrictions, conditional sale or other title restrictions and security interests of any kind or nature whatsoever, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.
“Merger” has the meaning set forth in the first recital of this Agreement.
“Merger Consideration” has the meaning set forth in Section 2.7.
“Merger Fund” has the meaning set forth in Section 2.10(b).
“Notice of Superior Proposal” has the meaning set forth in Section 5.2(d).
“NYBCL” has the meaning set forth in Section 1.1.
“Option Consideration” has the meaning set forth in Section 2.9(a).
“Parent” has the meaning set forth in the introductory paragraph of this Agreement.
“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company dated the date hereof.
“Paying Agent” has the meaning set forth in Section 2.10(a).
“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other similar charges by Governmental Entities securing payments not yet due, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens which arise in the ordinary course of business and (iii) such other Liens or imperfections of title that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of, or materially impair the existing use of, the property or asset affected by the applicable Lien.
“Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture, or any other non-governmental entity or any governmental or regulatory authority or body or any group consisting of one or more of the foregoing.
“Proxy Statement” has the meaning set forth in Section 5.2(a).

“Regulatory Law” means the Sherman Act, the Clayton Act, the Hart-Scott-Rodino Antitrust Improvements Act, the Federal Trade Commission Act, the U.K. Enterprise Act 2002, the Irish Competition Act 2002 and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (x) foreign investment, (y) foreign exchange or currency controls or (z) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“SAR Consideration” has the meaning set forth in Section 2.9(b).
“SOX” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.
“Special Meeting” has the meaning set forth in Section 5.2(c).
“Subsidiary” of any Person means another Person (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to directly or indirectly control such other Person or elect at least a majority of its Board of Directors or other governing body, or (ii) 50% or more of the equity interests of which, in either case, is owned directly or indirectly by such first Person.
“Superior Proposal” means a bona fide written Acquisition Proposal (except that references to “twenty percent (20%)” therein will be deemed to be references to “fifty percent (50%)” instead) which is on terms which the Company Board in good faith determines (after consultation with its independent legal and financial advisors), considering such factors as the Company Board considers to be appropriate (including the conditionality, timing and likelihood of consummation of such proposal), are more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby.
“Surviving Corporation” has the meaning set forth in the first recital of this Agreement.
“Tax” or “Taxes” means any federal, national, state, provincial, municipal, local, or foreign income, corporate, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 7.1(b).
“Termination Fee” has the meaning set forth in Section 7.3(a).
“Third Party” means any Person or group of Persons (other than Parent and its Affiliates).
Section 8.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax, on the day on which such fax was sent and telephonic confirmation of receipt thereof has been received; provided, that a copy is sent the same day by overnight courier or express mail service.
If to the Company, to:
Allied Healthcare International Inc.
245 Park Avenue
New York, NY 10167
Attention: Sandy Young
Telephone: (44) 1785 810 622
Facsimile: (44) 1785 288 849
with a copy (which shall not constitute notice) to:
Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, New York 10022
Attention: Leslie Levinson, Esq.
Eugene McDermott, Esq.
Telephone: (212) 308-4411
Facsimile: (212) 308-4844

If to Parent or Acquisition Sub, to:
Saga Group Limited
Enbrook Park
Sandgate
Folkestone
Kent
CT20 SSE
Attention: John Davies
Telephone: (44) 1303 771 199
Facsimile: (44) 1303 776 676
with a copy (which shall not constitute notice) to:
Herbert Smith LLP
Exchange House
Primrose Street
London
EC2A 2HS
Attention: Ben Ward
Telephone: 44 2074 662 093
Facsimile: 44 2070 985 493
Section 8.3 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.
Section 8.4 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Each of the Company Disclosure Schedule and the Parent Disclosure Schedule is hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in the Company Disclosure Schedule or the Parent Disclosure Schedule shall have the same meaning assigned to such term herein. The description or listing of a matter, event or thing within the Company Disclosure Schedule or the Parent Disclosure Schedule (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is “material.” Matters reflected in the Company Disclosure Schedule or the Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or the Parent Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 8.5 Amendments, Modification and Waiver.
(a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Company Board; and provided, further, that, after the Company Stockholder Approval has been obtained, there shall not be made any amendment that by Applicable Law requires further approval by the Company’s stockholders without first obtaining such further approval.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.
Section 8.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that none of the Company, Parent or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part (whether by operation of law or otherwise), without the consent of the other parties hereto and, in the case of the Company, the Company Board. Notwithstanding anything to the contrary herein, Acquisition Sub may assign any of its rights hereunder to any Subsidiary of Parent and Parent may assign its rights hereunder to any affiliate of Parent; provided that, such assignment shall not relieve Acquisition Sub or Parent of their obligations hereunder without the prior written consent of the Company.
Section 8.7 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the need for posting a bond or other security.
Section 8.8 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York or any federal court, in each case, sitting in the borough of Manhattan in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(c).
Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.10 Third Party Beneficiaries. Except as provided in Section 5.5, this Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Acquisition Sub under this Agreement, and for the benefit of Parent and Acquisition Sub and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. The Indemnitees referred to in Section 5.5 shall be third party beneficiaries entitled to enforce the provisions of Section 5.5 of this Agreement.
Section 8.11 Entire Agreement. This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.
Section 8.12 Counterparts; Fax Signatures; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SAGA GROUP LIMITED
By:	/s/ Stuart Howard
	Name:	Stuart Howard
	Title:	Group Finance Director

AHL ACQUISITION CORP.
By:	/s/ John Ivers
	Name:	John Ivers
	Title:	President

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Sandy Young
	Name:	Alexander Young
	Title:	Chief Executive
[Signature Page to Merger Agreement]